EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
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

YEARS ENDED DECEMBER 31
                                     1990       1991      1992      1993      1994
INCOME ($ THOUSANDS)1

 Income before cumulative effects
  of accounting changes              $33,012    $41,100   $42,800   $46,600   $53,600
 Cumulative effects of accounting         -          -    (41,625)       -         -
   changes
 Net Income                           33,012     41,100     1,175    46,600    53,600
 Preferred Dividend Requirements 2     5,914      6,358     8,545     6,114     5,416

Earnings Available to Common and
 Common Equivalent Shares - Primary   27,098     34,742    (7,370)    40,486   48,184

Preferred dividends assuming
   conversion of Preferred Stock:
   Series 1987                        3,000       3,000     3,000        620         0
   Series 1988 2                        685         658     1,065      1,044     1,016
   Series 1990 2                      2,229       2,700     4,480      4,450     4,440

Tax benefit on preferred
 ESOP dividend
 eliminated due to conversion
 into common                             -           -       (700)      (833)   (1,046)
Tax benefit on ESOP dividend
 assuming conversion to common
 - at common dividend rate              547         690       215        276       366

Earnings available to Common
 and Common Equivalent
 shares - Diluted                   $33,559     $41,790      $690    $46,043   $52,920

SHARES (thousands)1
Weighted average number of shares
  outstanding during the period      16,044      15,651    15,792     17,678    18,204
Shares issuable on exercise of stock
  options less shares repurchaseable
  from the proceeds                      26         128       144        213       218

Common and Common Equivalent
    Shares - Primary                 16,070      15,779    15,936     17,891    18,422

Shares issuable on conversion of:
   $1.50 Cumulative Convertible
   Preferred Stock Series 1987        2,178       2,178     2,178        415         0
   $7.50 Callable Cumulative
   Convertible Preferred Stock
   Series 1988                          718         660       561        522       508
   8% Callable Cumulative Voting
   Convertible
   Preferred Stock Series 1990        1,761       2,151     2,142      2,127     2,110

Common and Common Equivalent
 Shares - Diluted                    20,727      20,768    20,817     20,955    21,040


EARNINGS PER SHARE1

PRIMARY
Earnings before cumulative effects
   of accounting changes             $1.69        $2.20     $2.15     $2.26      $2.62
Cumulative effects
  of accounting changes                  -            -     (2.61)        -          -
Net income (loss)                    $1.69        $2.20     $(.46)    $2.26      $2.62

DILUTED
Earnings before cumulative effects
   of accounting changes             $1.62        $2.01     $2.03     $2.20      $2.52

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NOTES:
1   Adjusted for stock dividend of 50% in June 1993.
2   Net of tax benefit on shares held by an ESOP in 1991.